EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
VCA Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-139410, 333-81614, 333-107557, and 333-204034) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Inc. of our reports dated February 26, 2016, with respect to the consolidated balance sheets of VCA Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of VCA Inc.

/s/ KPMG LLP
Los Angeles, California
February 26, 2016